Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
SECOND QUARTER EARNINGS RESULTS
ABILENE, Texas, July 20, 2006 — First Financial Bankshares, Inc. today reported earnings for the second quarter of 2006 of $11.45 million, an 8.0 percent increase compared with $10.60 million in the same quarter last year. Basic earnings per share were $0.55 compared with $0.51 in the same period last year. The 2005 second-quarter results included a $513,000 before income tax special distribution of proceeds to the Company from the merger of PULSE EFT Association and Discover Financial Services, Inc. Excluding these special proceeds, the Company’s net income in the second quarter of 2006 would have increased 11.5 percent.
Net interest income for the second quarter of 2006 increased 11.9 percent to $26.54 million compared with $23.73 million in the same quarter last year, primarily due to an increase in interest-earning assets from the acquisition in December 2005 of The First National Bank of Bridgeport. The net interest margin, on a taxable equivalent basis, was 4.50 percent for the second quarter of 2006 compared with 4.53 percent in the same period a year ago. This decrease in the net interest margin was due primarily to the flattening yield curve between short and long-term interest rates, which has put pressure on margins in recent quarters. The provision for loan losses was $389,000 in the second quarter of 2006, compared with $323,000 in the same quarter last year.
Noninterest income in the second quarter was $10.95 million compared with $10.54 million in the same quarter a year earlier. However, excluding the proceeds from the PULSE/Discover transaction described above, noninterest income in the second quarter of 2005 would have been $10.03 million, resulting in a 9.3 percent increase in the second quarter of 2006 compared to a year ago. Trust fees increased 7.3 percent to $1.83 million compared with $1.71 million in the same quarter last year. Revenue from service fees increased 5.0 percent to $5.66 million compared with $5.39 million a year ago due primarily to the Bridgeport acquisition and an increase in number of accounts at all subsidiary banks. The net gain on the sale of student loans was $490,000 versus $350,000 in the same quarter last year.

Noninterest expense increased 10.5 percent in the second quarter of 2006 to $20.84 million from $18.86 million in the same quarter last year. The increase was due primarily to additional salary, employee benefits and facilities expenses resulting from the acquisition of the Bridgeport bank and from the opening of new bank branches in late 2005 in Midlothian and Granbury. The Company’s efficiency ratio in the second quarter of 2006 stood at 53.91 percent compared with 53.21 percent in the same quarter a year ago. Without the PULSE/Discover proceeds described above, the second quarter 2005 efficiency ratio was 53.99 percent. First Financial expects to realize better efficiencies as the Company brings its newly acquired banks into its template and as newly opened branches become profitable.
“We are pleased with our bank’s performance during the first half of the year, especially in light of the continuing flat yield curve, which has put pressure on our net interest margin, and the highly competitive banking environment in Texas,” said F. Scott Dueser, President and Chief Executive Officer.
For the first half of 2006, net income was $22.92 million compared with $22.68 million in the first half of 2005. Excluding PULSE proceeds received during the first half of 2005, net income for the six months ended June 30, 2006 would have increased 12.3 percent. Basic earnings per share for the first half of 2006 were $1.11 compared with $1.10 a year ago. Net interest income increased 12.0 percent in the first half of 2006 to $52.19 million from $46.58 million in the same period last year.
As of June 30, 2006, consolidated assets for the Company totaled $2.72 billion compared with $2.43 billion a year ago. Loans increased 8.5 percent to $1.29 billion at quarter end, compared with loans of $1.19 billion at the end of the second quarter of 2005. Total deposits rose 10.2 percent as of June 30, 2006, to $2.31 billion from $2.09 billion a year earlier. The acquisition of The First National Bank of Bridgeport accounted for $65.9 million of the loan growth and $132.0 million of the deposit growth. Shareholders’ equity rose to $279.77 million as of June 30, 2006, compared with $274.01 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 44 locations in Texas, a trust company and a technology operating company. These subsidiaries are First Financial Bank, N.A., Abilene, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; City National Bank, Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Trophy Club, Keller, Bridgeport, Decatur and Boyd; First Financial Bank, N.A., Stephenville, Granbury and Glen Rose; First National Bank, Sweetwater, Roby and Trent; Weatherford National Bank, Weatherford, Willow Park and Aledo; First Financial Trust & Asset Management Company, N.A.; and First Technology Services, Inc.

The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
* * * * *
Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise .

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2006	2005
ASSETS:
Cash and due from banks	$125,796	$90,649
Fed funds sold	30,950	40,100
Investment securities	1,112,112	980,798
Loans	1,293,111	1,192,212
Allowance for loan losses	(15,473)	(14,323)

Net loans	1,277,638	1,177,889
Premises and equipment	60,334	55,216
Goodwill	62,146	49,909
Other intangible assets	5,470	4,101
Other assets	40,977	27,163

Total assets	$2,715,423	$2,425,825

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$622,994	$553,682
Interest-bearing deposits	1,683,629	1,540,391

Total deposits	2,306,623	2,094,073
Short-term borrowings	110,842	38,279
Other liabilities	18,186	19,463
Shareholders’ equity	279,772	274,010

Total liabilities and shareholders’ equity	$2,715,423	$2,425,825

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
INCOME STATEMENTS
Interest income	$38,140	$30,294	$74,541	$58,828
Interest expense	11,598	6,569	22,349	12,247

Net interest income	26,542	23,725	52,192	46,581
Provision for loan losses	389	323	722	733

Net interest income after provision for loan losses	26,153	23,402	51,470	45,848
Noninterest income	10,954	10,539	22,433	23,889
Noninterest expense	20,840	18,862	41,352	37,403

Net income before income taxes	16,267	15,079	32,551	32,334
Income tax expense	4,819	4,475	9,636	9,654

Net income	$11,448	$10,604	$22,915	$22,680

PER COMMON SHARE DATA
Net income — basic	$0.55	$0.51	$1.11	$1.10
Net income — diluted	0.55	0.51	1.10	1.09
Cash dividends	0.30	0.28	0.58	0.54
Book value			13.50	13.24
Market value			36.54	33.84
Shares outstanding — end of period	20,727,734	20,697,633	20,727,734	20,697,633
Average outstanding shares — basic	20,722,054	20,692,904	20,718,763	20,688,637
Average outstanding shares — diluted	20,775,448	20,768,007	20,775,648	20,768,694

PERFORMANCE RATIOS
Return on average assets	1.68%	1.76%	1.69%	1.90%
Return on average equity	16.48	15.70	16.59	17.00
Net interest margin (tax equivalent)	4.50	4.53	4.45	4.52
Efficiency ratio	53.91	53.21	53.73	51.32
Note: On April 26, 2005, the Company’s Board of Directors declared a four-for-three stock split in the form of a 33% stock dividend effective June 1, 2005. All share and per share amounts in this earnings release have been restated to reflect this stock split.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
RECONCILIATION OF NET INCOME
Net Income	$11,448	$10,604	$22,915	$22,680
Gain on sale of Pulse ownership rights	—	513	—	3,493
Less Tax Effect	—	(180)	—	(1,223)

Net gain on sale of Pulse ownership rights	—	333	—	2,270

Net Income excluding gain on sale of Pulse Ownership rights	$11,448	$10,271	$22,915	$20,410

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2006		2005
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$15,116	$14,719	$14,375	$14,323	$14,409
Loans charged off	(379)	(380)	(529)	(486)	(552)
Loan recoveries	347	444	175	221	143

Net (charge-offs) recoveries	(32)	64	(354)	(265)	(409)
Allowance established at acquisition	—	—	429	—	—
Provision for loan losses	389	333	269	317	323

Balance at end of period	$15,473	$15,116	$14,719	$14,375	$14,323

Allowance for loan losses / period-end loans	1.20%	1.20%	1.14%	1.19%	1.20%
Allowance for loan losses / nonperforming loans	370.0	401.3	415.9	475.1	609.7
Net charge-offs (recoveries) / average loans (annualized)	0.01	(0.02)	0.11	0.09	0.14

NONPERFORMING ASSETS
Nonaccrual loans	$4,088	$3,570	$3,524	$2,989	$2,323
Accruing loans 90 days past due	94	197	15	37	26

Total nonperforming loans	4,182	3,767	3,539	3,026	2,349
Foreclosed assets	545	588	705	796	838

Total nonperforming assets	$4,727	$4,355	$4,244	$3,822	$3,187

As a % of loans and foreclosed assets	0.37%	0.35%	0.33%	0.32%	0.27%

CAPITAL RATIOS
Tier 1 Risk-based	14.51%	14.54%	14.17%	15.90%	15.60%
Total Risk-based	15.49	15.52	15.13	16.92	16.62
Tier 1 Leverage	8.39	8.22	8.56	9.30	9.08
Equity to assets	10.30	10.17	10.11	11.15	11.30

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
NONINTEREST INCOME
Gain on sale of student loans, net	$490	$350	$1,912	$1,659
Gain on sale of PULSE ownership rights	—	513	—	3,493
Gain on securities transactions, net	—	143	—	184
Trust fees	1,834	1,709	3,681	3,424
Service charges on deposits	5,658	5,388	10,946	10,406
Real estate mortgage fees	560	510	1,009	922
Net gain (loss) on sale of foreclosed assets	(1)	33	(13)	45
ATM and credit card fees	1,542	1,224	2,982	2,347
Other noninterest income	871	669	1,916	1,409

Total Noninterest Income	$10,954	$10,539	$22,433	$23,889

NONINTEREST EXPENSE
Salaries and employee benefits	$11,128	$10,113	$22,425	$19,992
Net occupancy expense	1,514	1,257	2,990	2,413
Equipment expense	1,790	1,487	3,496	2,973
Printing, stationery and supplies	513	495	1,011	1,016
ATM and credit card expenses	864	711	1,675	1,391
Audit fees	231	219	480	642
Legal, tax and professional fees	617	624	1,161	1,359
Correspondent bank service charges	291	363	602	746
Advertising and public relations	615	605	1,182	1,278
Amortization of intangible assets	385	176	611	279
Other noninterest expense	2,892	2,812	5,719	5,314

Total Noninterest Expense	$20,840	$18,862	$41,352	$37,403

TAX EQUIVALENT YIELD ADJUSTMENT	$1,161	$1,183	$2,340	$2,405

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

		Three Months Ended
	June 30, 2006
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$66,662	$785	4.66%
Interest bearing deposits in nonaffiliated banks	5,966	73	4.93%
Taxable securities	898,808	10,088	4.50%
Tax exempt securities	229,284	3,613	6.30%
Loans	1,272,648	24,742	7.80%

Total interest earning assets	2,473,368	39,301	6.38%
Noninterest earning assets	257,233

Total assets	$2,730,601

Interest bearing liabilities:
Deposits	$1,712,199	$10,395	2.44%
Fed funds purchased and other short term borrowings	105,221	1,203	4.59%

Total interest bearing liabilities	1,817,420	11,598	2.56%

Noninterest bearing Liabilities	634,501
Shareholders’ equity	278,680

Total liabilities and shareholders’ equity	$2,730,601

Net interest income and margin (tax equivalent)		$27,703	4.50%

		Six Months Ended
	June 30, 2006
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$86,014	$1,903	4.40%
Interest bearing deposits in nonaffiliated banks	5,935	137	4.64%
Taxable securities	870,519	19,338	4.48%
Tax exempt securities	229,794	7,225	6.29%
Loans	1,279,750	48,278	7.61%

Total interest earning assets	2,472,012	76,881	6.28%
Noninterest earning assets	256,856

Total assets	$2,728,868

Interest bearing liabilities:
Deposits	$1,734,877	$20,250	2.35%
Fed funds purchased and other short term borrowings	96,772	2,099	4.37%

Total interest bearing liabilities	1,831,649	22,349	2.46%

Noninterest bearing liabilities	618,695
Shareholders’ equity	278,524

Total liabilities and shareholders’ equity	$2,728,868

Net interest income and margin (tax equivalent)		$54,532	4.45%